Exhibit 99

NEWS
Main Street Banks, Inc.

FOR IMMEDIATE RELEASE

Contacts:	Samuel B. Hay III
President & CEO
Main Street Banks
(770) 385-2424

MAIN STREET BANKS LOWERS 2005 EARNINGS FORECAST

Atlanta, GA, March 7, 2005 – Main Street Banks, Inc. (Nasdaq: MSBK) announced today that it has lowered its forecast for 2005 earnings per share growth over 2004 to between five and eight percent due to a flat net interest margin, investment in internal growth, a higher effective tax rate and the early adoption of FAS 123R. The company also announced that due to the demolition and reconstruction of a banking center, it expects diluted earnings per share to be between $0.36 and $0.38 per share in the first quarter of 2005.

Main Street’s net interest margin has remained flat during the current rising interest rate environment. Strong demand for variable rate loans, a flattening yield curve and higher cost funds used to support rapid loan growth have hindered expected margin expansion. Through February 28, Main Street’s net loans have increased 19.1% on an annualized basis since year-end.

Main Street continues its emphasis on internal growth. The company believes that the opening of the Midtown Atlanta Banking Center in late December and continued hiring in the midst of significant market disruption will provide sustainable value in the long-term. This growth, however, has increased overhead costs in the short-run. Construction also continues on the company’s previously announced banking center locations at The Galleria and in Suwanee, Georgia.

In December 2004, Main Street issued 1.725 million common shares in an equity offering. The shares issued represented 8.9% of shares outstanding prior to the offering and this dilution has impacted earnings per share growth more than was previously expected. The company anticipates investing the proceeds in personnel and banking facilities as it pursues internal growth in the dynamic metropolitan Atlanta market.

For 2005, Main Street expects to experience an effective tax rate of approximately 31%, compared to a rate of 28% during 2004. This rate increase is planned due to changes in the level of tax-advantaged loans and investments and is impacted by federal and state tax planning strategies.

To provide for consistency in 2005, Main Street will adopt FAS 123R early and will begin expensing stock options in the first quarter of 2005. The company expects the adoption of FAS 123R to reduce 2005 annual earnings by approximately $0.03 per share.

Main Street also expects first quarter 2005 results to be impacted by the replacement of a banking center in Conyers, Georgia. This center has been demolished to provide for the recent opening of a full-service banking center which was newly constructed. The non-cash, onetime write-off of the facility is expected to reduce first quarter 2005 earnings by approximately $0.02 per share.

Main Street continues to enjoy and foresee strong growth in its main business lines. In commenting on the announcement, Samuel B. Hay III, president and CEO, said, “Our core banking business remains strong, despite the short-term growing pains announced today. In addition, our other businesses are in line with previous expectations for contributing to our bottom line in 2005. We also expect nonperforming assets to decline during the current quarter and foresee continued improvement in asset quality for the remainder of 2005.”

Main Street expects to return to its previous target of 12 to 15 percent earnings per share growth in 2006. The company is currently enhancing its deposit product offering and launching a free checking program under the name “High Performance Checking.” The program is expected to improve Main Street’s success in attracting core deposits from and relationships with retail clients, and features aggressive mail marketing and significant promotional activities and incentives.

About Main Street

Main Street Banks, Inc., a $2.3 billion asset, community banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 23 banking centers located in eighteen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.

Cautionary Statement Regarding Forward-Looking Information

Statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. The forward-looking statements herein include, but are not limited to, the expected forecast for earnings per share growth in 2005 and for earnings per share in the first quarter of 2005, the expected use of proceeds from the recent common stock offering, the expected long-term value of growth strategy, the future growth of business lines, the expected improvement in asset quality in 2005, and the expected success of the High Performance Checking program. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth herein, including, possible reversals in market, economic and business conditions; the prospects and performance of loans and borrowers; the ability to attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing of restrictions on participants in the financial services industry; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the Company’s annual report on Form 10-K/A for the year ended December 31, 2003 and other filings with the Securities and Exchange Commission. Main Street undertakes no obligation to update these statements following the date of this press release. In addition, Main Street, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of Main Street’s senior management based upon current information and involve a number of risks and uncertainties. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.